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September 28, 2001

[LOGO] First Union

Mr. William R. Frazier, Executive Vice President & CFO
P.O. Box 19247
Charlotte, North Carolina 28219

Re: Loan Agreement dated as of November 5, 1999

Dear Bill;

Reference is made to that certain Loan Agreement dated as of November 5, 1999 (the "Agreement") between Nations Express, Inc. (the "Borrower") and First Union National Bank (the "Bank"). The Agreement and all other documents executed and delivered in connection therewith are collectively referred to herein as the "Loan Documents". All capitalized terms used but not defined herein shall have the meanings assigned in the Loan Documents.

The Agreement provides:

Total Liabilities to Effective Tangible Net Worth Ratio. Borrower shall, at all
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times, maintain a ratio of Total Liabilities to Effective Tangible Net Worth of
not more than 2.00 to 1.00. "Effective Tangible Net Worth" shall mean total assets minus Total Liabilities. For purposes of this computation, the aggregate amount of any intangible assets of Borrower including without limitation, goodwill, franchises, licenses, patents, trademarks,, trade names, copyrights, service marks, and brand names, shall be subtracted from total assets. "Total Liabilities" shall mean all liabilities of Borrower, excluding debt fully subordinated to Bank on terms and conditions acceptable to Bank, and including capitalized leases and all reserves for deferred taxes and other deferred sums appearing on the liabilities side of a balance sheet, in accordance with generally accepted accounting principles applied on a consistent basis.

The Bank has determined that the Borrower has violated the above-referenced provision due to the following:

Borrower did not maintain a ratio of Total Liabilities to Effective Tangible Net Worth of not more than 2.00 to 1.00 as of June 30, 2001.

The Borrower has requested the Bank's waiver, and the Bank does hereby waive the Borrower's default under this provision for the fiscal year ended June 30, 2001, subject to Borrower's execution of and return of this letter. This waiver is limited to the default recited above and shall not be construed to be a waiver of any subsequent default under the referenced provision, or of any existing or future defaults under any other provision of any Loan Document.

The Borrower, by signature below, represents and warrants that there exist no defaults or event of default under the Loan Documents other than those specifically waived herein, that the Loan Documents are in full force and effect, and that Borrower does not have any defenses to its obligations under the Loan Documents nor any claims against Bank.

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Please evidence your acceptance of the terms of this waiver by signing and returning to the Bank a copy of this letter bearing original authorized signature of each of the parties indicated.

Sincerely,

FIRST UNION NATIONAL BANK

/s/ Janet R. Helms

Janet R. Helms
Vice President

ACCEPTED AND AGREED TO:

Nations Express, Inc.

By: /s/ William R. Frazier     Date:
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    William R. Frazier
    Executive Vice President & CFO